Exhibit 23.1 Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Keithley Instruments, Inc.
We consent to the incorporation by reference in the Registration Statement (File No. 333-117992) on Form S-8 of Keithley Instruments, Inc. of our report dated June 25, 2010 relating to the statement of net assets available for plan benefits of Keithley Instruments, Inc. Retirement Savings Trust and Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2009, which appears in the December 31, 2009 annual report on Form 11-K of Keithley Instruments, Inc.
/s/ SS&G Financial Services, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Cleveland, Ohio
June 25, 2010